Exhibit 99.28(h)(4)

INVESTMENT MANAGERS SERIES TRUST III

SHAREHOLDER SERVICE PLAN

WHEREAS: Investment Managers Series Trust III (the “Trust”) is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Act”).

The Trust desires to adopt a Plan to provide for shareholder servicing for the benefit of each series of the Trust set forth on Schedule A (each a “Fund”), or each class of each Fund set forth on Schedule A (each a “Class”), as applicable, and the beneficial owners (the “Clients”) of the shares of such Fund or Class (the “Shares”). Schedule A may be amended from time to time to add or remove a Fund, subject to the requirements of paragraph 5 below.

NOW, THEREFORE, in consideration of the foregoing, the Trust hereby adopts this Plan on behalf of each Fund or Class, as applicable, for the Shares on the following terms and conditions:

1. The Fund or Class, as applicable, may pay to shareholder servcing agents, as set forth in paragraph 3, (each a “Service Organization”) for providing non-distribution personal shareholder services (“Shareholder Services”) to Clients.

2. Such services may include, but are not limited to, (a) establishing and maintaining accounts and records relating to Clients who invest in the Fund or Class, as applicable; (b) aggregating and processing orders involving Shares; (c) processing dividend and other distribution payments from the Fund on behalf of Clients; (d) preparing tax reports or forms on behalf of Clients; (e) forwarding communications from the Fund to Clients; (f) providing sub-accounting with respect to Shares or the information to the Fund necessary for sub-accounting; (g) providing Clients with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and (h) providing such other similar services as the Advisor may reasonably request to the extent it or a Service Organization is permitted to do so under applicable statutes, rules or regulations.

3. The Fund or Class, as applicable, shall pay a Service Organization, for its services up to the maximum annual rate of the average daily net asset value of the Fund or Class as set forth on Schedule A. The Fund or Class, as applicable, may make such payments monthly, and payments to a Service Organization may exceed the amount expended by such Service Organization during the month or the year to date. The payments shall be calculated monthly. Payments by the Fund or Class under this Shareholder Service Plan may be discontinued, or the rate amended, at any time by the Board of Trustees of the Trust, in its sole discretion. Each Fund may make final and binding decisions as to all matters relating to payments to Service Organizations, including but not limited to (i) the identity of Service Organizations; and (ii) what Shares, if any, are to be attributed to a particular Service Organization, to a different Service Organization or to no Service Organization.

4. While this Plan is in effect, the Trust’s Co-Administrator shall report in writing at least quarterly to the Trust’s Board of Trustees, and the Board shall review, the amounts expended under this Plan and the purposes for which such expenditures were made.

5. This Plan will be effective with respect to a Fund or Class, as applicable, upon the approval of the Plan with respect to such Fund or Class by a vote of the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan (the “Independent Trustees”). This Plan shall, unless terminated as hereinafter provided, continue in effect with respect to each Fund and Class for one year from the date of Board approval, and from year to year thereafter only so long as such continuance is specifically approved at least annually by the Trust’s Board of Trustees including the Independent Trustees. This Plan may be terminated or amended with respect to a Fund or Class at any time by a vote of a majority of the Independent Trustees.

Dated: April 16, 2024

Schedule A

Fund/Class	Annual Rate	Approval Date
FPA Crescent Fund – Institutional Class	0.10%	April 16, 2024
FPA Crescent Fund – Supra Institutional Class	0.10%	April 16, 2024
FPA Crescent Fund – Investor Class	0.25%	April 16, 2024
FPA Flexible Fixed Income Fund – Institutional Class	0.10%	April 16, 2024
FPA Flexible Fixed Income Fund – Advisor Class	0.15%	April 16, 2024
FPA New Income Fund – Institutional Class	0.10%	April 16, 2024
FPA New Income Fund – Investor Class	0.25%	April 16, 2024
FPA Queens Road Small Cap Value Fund – Institutional Class	0.10%	April 16, 2024
FPA Queens Road Small Cap Value Fund – Advisor Class	0.15%	April 16, 2024
FPA Queens Road Small Cap Value Fund – Investor Class	0.25%	April 16, 2024
FPA Queens Road Value Fund	0.25%	April 16, 2024
FPA Global Equity Fund*	0.10%	April 16, 2024

* Fund/Class has not commenced operations.